Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2007 Financial Results

Record 2007 net revenue of $619.7 million, up 29.5 percent year over year

Record 2007 operating income of $79.5 million, up 58.9 percent year over year

Record 2007 operating margin of 12.8 percent

CHICAGO (February 26, 2008) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Results

Consolidated net revenue of $153.6 million increased 16.1 percent from $132.2 million in the 2006 fourth quarter. The positive impact of changes in foreign currency exchange rates represented approximately five percentage points of the growth. Net revenue grew 8.6 percent in the Americas, 18.9 percent in Europe (approximately 9 percent on a constant currency basis), and 49.1 percent in the Asia Pacific region (approximately 38 percent on a constant currency basis).

Productivity, as measured by annualized revenue per executive search consultant, increased to $1.5 million from $1.2 million in the 2006 fourth quarter. The average fee per executive search was $131,700, compared to $104,600 in last year’s fourth quarter. Confirmed executive searches were approximately 4 percent lower than in the 2006 fourth quarter. The number of consultants at December 31, 2007 was 386, compared to 388 as of December 31, 2006.

Chief Executive Officer Kevin Kelly said, “The fourth quarter closed an exceptional year for Heidrick & Struggles in which we achieved records in revenue and operating margin. Through our network of professionals located in offices in principal business markets around the world, we are competitively positioned to capitalize on the continued demand for executive search and leadership consulting services.”

Consolidated salaries and employee benefits were $103.3 million, an increase of 10.0 percent from $93.9 million in the comparable quarter of 2006. This increase primarily reflects higher bonus expense associated with higher levels of net revenue. As a percentage of net revenue, salaries and employee benefits were 67.3 percent for the quarter, compared to 71.0 percent in the year-ago period.

Consolidated general and administrative expenses were $32.1 million, up 7.5 percent from $29.8 million reported in the comparable prior-year period. As a percentage of net revenue, consolidated general and administrative expenses were 20.9 percent, compared to 22.6 percent in the 2006 fourth quarter.

Operating income increased 113.3 percent to $18.2 million from 2006 fourth quarter operating income of $8.5 million. The operating margin (measured as a percentage of net revenue) improved to 11.9 percent, compared to 6.5 percent in the 2006 fourth quarter.

Net income increased 36.3 percent to $9.2 million, primarily on higher operating income, and diluted earnings per share were $0.49, reflecting an effective tax rate in the quarter of 55.3 percent after discrete items. The 2007 fourth quarter tax rate reflects a charge related to the company’s tax planning strategy to incorporate its UK branch, which will lower the effective tax rate going forward. Net income in the 2006 fourth quarter was $6.8 million and diluted earnings per share were $0.36, reflecting a 26.5 percent effective tax rate as a result of the benefit recorded for tax refund opportunities.

Net cash provided by operating activities was $81.5 million, compared to $60.4 million in the fourth quarter of 2006. Cash and cash equivalents and short-term investments at December 31, 2007, were $282.9 million, compared to $220.8 million at December 31, 2006 and to $218.2 million at September 30, 2007. In early 2008, the company expects to pay approximately $150 million related to 2007 bonus accruals.

During the fourth quarter, the company repurchased 385,761 shares of its common stock at an average price of $35.33 per share for a total of $13.6 million. As of December 31, 2007, approximately $19 million remained available under the $50 million stock repurchase program authorized by the company’s board of directors in May 2007. In February 2008, a new $50 million stock repurchase program was authorized by the company’s board of directors, bringing the total amount available for share repurchases to approximately $69 million.

Also in the fourth quarter, the company paid its first quarterly cash dividend in the amount of $0.13 per share on November 16, 2007 to shareholders of record as of November 2, 2007, for a total of $2.3 million.

2007 Results

For the fiscal year ended December 31, 2007, net revenue of $619.7 million increased 29.5 percent from $478.5 million in 2006. The positive impact of changes in foreign currency exchange rates represented approximately five percentage points of the growth. Net revenue grew 25.7 percent in the Americas, 26.8 percent in Europe (approximately 17 percent on a constant currency basis), and 58.8 percent in the Asia Pacific region (approximately 51 percent on a constant currency basis).

There were 5,102 confirmed executive searches in 2007, an increase of 14.7 percent compared to 4,447 in 2006; and the average fee per executive search increased 13.6 percent to $114,900, from $101,100 in 2006. Productivity, as measured by annualized revenue per executive search consultant, increased to $1.5 million from $1.3 million in 2006.

Operating income in 2007 of $79.5 million increased 58.9 percent compared to operating income in 2006 of $50.0 million. The operating margin (measured as a percentage of net revenue) improved to 12.8 percent, compared to 10.5 percent in 2006.

Net income in 2007 increased to $56.5 million and diluted earnings per share were $2.97, reflecting an effective tax rate for the year of 35.2 percent. The 2007 results compare to 2006 net income of $34.2 million and diluted earnings per share of $1.81, reflecting a 38.0 percent effective tax rate.

Net cash provided by operating activities was $105.8 million in 2007, compared to $99.8 million in 2006. In 2007, the company repurchased 1,614,636 shares of its common stock at an average price of $42.96 per share for a total of $69.4 million.

Regional Review

The America’s represented 54 percent of net revenue, Europe represented 33 percent, and Asia Pacific was 13 percent. This compared to 2006 when the Americas represented 56 percent, Europe was 34 percent and Asia Pacific was 10 percent.

The Americas reported fourth quarter net revenue of $80.0 million, an increase of 8.6 percent over the fourth quarter of 2006. The Health Care/Life Sciences, Industrial, and Professional Services industry groups realized the largest year-over-year net revenue growth in the quarter. Operating income of $14.2 million was up 8.0 percent year over year, and the operating margin was 17.8 percent, compared to 17.9 percent in the 2006 fourth quarter. For the full year 2007, the Americas reported net revenue of $333.6 million, up 25.7 percent over 2006, and operating income of $67.5 million, up 25.1 percent over 2006. The operating margin was 20.2 percent compared to 20.3 percent in 2006. Consultant headcount in the Americas was 204 at December 31, 2007 compared to 218 at December 31, 2006.

In Europe, fourth quarter net revenue was $54.1 million, an increase of 18.9 percent from the prior-year quarter, driven by especially strong performance in the Technology, Professional Services, and Consumer industry groups. On a constant currency basis, year-over-year net revenue growth in Europe was approximately 9 percent. Fourth quarter operating income increased to $9.9 million, from $2.3 million in last year’s fourth quarter which included $2.9 million of severance. The operating margin improved to 18.2 percent, compared to 5.0 percent in the 2006 fourth quarter. For the full year 2007, Europe achieved record net revenue of $207.5, an increase of 26.8 percent from 2006 net revenue, or approximately 17 percent on a constant currency basis. Operating income in 2007 was a record $31.9 million, up 114 percent over 2006, and the operating margin of 15.4 percent was also a record, up from 9.1 percent in 2006. The improvements in Europe are result of initiatives begun in 2005 to realign costs and to grow more profitably. Consultant headcount in Europe was 121 at December 31, 2007 compared to 125 at December 31, 2006.

In Asia Pacific, net revenue was $19.6 million in the fourth quarter, an increase of 49.1 percent year over year. On a constant currency basis, year-over-year net revenue growth in Asia Pacific was approximately 38 percent. Business was strong across the region with significant revenue growth in the Financial Services, Professional Services, and Industrial practice groups. Operating income of $1.4 million was down 57.2 percent year over year, and the operating margin was 7.3 percent compared to 25.6 percent in the 2006 fourth quarter. Operating income and operating margin were negatively impacted in the fourth quarter by higher professional fees, including legal fees of $1.7 million associated with the defense and settlement in principle of a lawsuit related to the hiring of certain consultants in the region, as well as additional costs associated with increasing employee and consultant headcount in this region by approximately 36 percent since December 31, 2006, and an increase in infrastructure costs related to several leases for new and existing offices. For the full year 2007, net revenue increased 58.8 percent to $78.6 million, or approximately 51 percent on a constant currency basis. Operating income of $15.9 million increased 20.1 percent over 2006 and the operating margin was 20.3 percent, compared to 26.8 percent in 2006. 2007 operating income and operating margin were negatively impacted by the same items affecting the fourth quarter, including a total of $2.7 associated with the employment lawsuit ($1.0 million in the third quarter and $1.7 million in the fourth quarter.) Consultant headcount in Asia Pacific was 61 at December 31, 2007, an increase of 16 compared to December 31, 2006.

2008 Outlook

In 2008, the company expects net revenue of between $650 and $670 million, representing growth of between 5 percent and 8 percent over 2007 net revenue. The company is targeting a 2008 full-year operating margin of approximately 13 percent. Net income and earnings per share in 2008 are expected to reflect a full-year effective tax rate of between 38 percent and 42 percent. Quarterly and full-year tax rate estimates can be impacted by country-level results and can also vary significantly by reporting period as a result of discrete items that require immediate recognition in a particular quarter. In 2008 the company intends to incorporate additional branches which will have a discrete impact in the quarter in which they are incorporated, but will lower the effective tax rate in the future.

Added Kelly: “We have a positive outlook for 2008. Even though there was more seasonal weakness than usual in December, January confirmations were very strong and we see continued strength in February. Despite some uncertainty about the economy, especially in the United States, our clients continue to pursue their strategic initiatives. While some clients need to find world-class operational executives as pressures on their profits increase, others need skilled executives who can manage exponential growth in emerging markets. In either case, our clients are turning to our global account teams to help them attract management talent in a highly competitive market. To better position ourselves to capitalize on the opportunities to grow our business, we plan to invest in our people and in technology that will improve our search process. Additionally, we will continue to review acquisition candidates and pursue alliances with organizations that will help us identify and cultivate new sources of talent around the world. Notably, as a result of the initiatives we have taken to improve our cost structure over the past few years, we have significantly improved our profitability and are better positioned to react to any change in market conditions.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review fourth quarter and fiscal year 2007 results today, February 26, at 9:00 am (CT). Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of a partial release or full reversal of deferred tax asset valuation allowance; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Corporate Communications: +1 312 496 1613 or esodorff@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2007	2006	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$153,574	$132,233	$21,341	16.1%
Reimbursements	8,137	6,636	1,501	22.6%

Total revenue	161,711	138,869	22,842	16.4%

Operating expenses:
Salaries and employee benefits	103,295	93,873	9,422	10.0%
General and administrative expenses	32,071	29,823	2,248	7.5%
Reimbursed expenses	8,137	6,636	1,501	22.6%
Restructuring charges	—	2	(2)

Total operating expenses	143,503	130,334	13,169	10.1%

Operating income	18,208	8,535	9,673	113.3%

Non-operating income (expense):
Interest income	2,535	1,652
Interest expense	(9)	(22)
Net realized and unrealized gains on equity and warrant portfolio	(15)	76
Other, net	(46)	(1,016)

Net non-operating income	2,465	690
Income before income taxes	20,673	9,225
Provision for income taxes	11,437	2,449

Net income	$9,236	$6,776

Basic earnings per common share	$0.53	$0.38
Basic weighted average common shares outstanding	17,546	17,630
Diluted earnings per common share	$0.49	$0.36
Diluted weighted average common shares outstanding	18,749	18,795

Salaries and employee benefits as a percentage of net revenue	67.3%	71.0%
General and administrative expense as a percentage of net revenue	20.9%	22.6%
Operating income as a percentage of net revenue	11.9%	6.5%
Operating income as a percentage of net revenue (excluding restructuring)	11.9%	6.5%
Effective tax rate	55.3%	26.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended December 31,
	2007	2006	$ Change	% Change	2007 Margin *	2006 Margin *
Revenue:
Americas	$79,964	$73,655	$6,309	8.6%
Europe	54,052	45,464	8,588	18.9%
Asia Pacific	19,558	13,114	6,444	49.1%

Revenue before reimbursements (net revenue)	153,574	132,233	21,341	16.1%
Reimbursements	8,137	6,636	1,501	22.6%

Total revenue	$161,711	$138,869	$22,842	16.4%

Operating Income:
Americas	$14,206	$13,154	$1,052	8.0%	17.8%	17.9%
Europe	9,859	2,269	7,590	334.5%	18.2%	5.0%
Asia Pacific	1,433	3,352	(1,919)	-57.2%	7.3%	25.6%

Total regions	25,498	18,775	6,723	35.8%	16.6%	14.2%
Corporate	(7,290)	(10,238)	2,948	28.8%

Operating income before restructuring charges	18,208	8,537	9,671	113.3%	11.9%	6.5%
Restructuring charges	—	(2)	2

Operating income	$18,208	$8,535	$9,673

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,		$ Change	% Change
	2007	2006
	(Unaudited)
Revenue:
Revenue before reimbursements (net revenue)	$619,654	$478,523	$141,131	29.5%
Reimbursements	28,612	23,471	5,141	21.9%

Total revenue	648,266	501,994	146,272	29.1%

Operating expenses:
Salaries and employee benefits	418,952	328,714	90,238	27.5%
General and administrative expenses	121,198	99,352	21,846	22.0%
Reimbursed expenses	28,612	23,471	5,141	21.9%
Restructuring charges	—	408	(408)

Total operating expenses	568,762	451,945	116,817	25.8%

Operating income	79,504	50,049	29,455	58.9%

Non-operating income (expense):
Interest income	8,099	6,318
Interest expense	(64)	(61)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(116)	510
Other, net	(288)	(1,550)

Net non-operating income	7,631	5,217

Income before income taxes	87,135	55,266

Provision for income taxes	30,672	21,023

Net income	$56,463	$34,243

Basic earnings per common share	$3.16	$1.91
Basic weighted average common shares outstanding	17,854	17,925
Diluted earnings per common share	$2.97	$1.81
Diluted weighted average common shares outstanding	18,984	18,916

Salaries and employee benefits as a percentage of net revenue	67.6%	68.7%
General and administrative expense as a percentage of net revenue	19.6%	20.8%
Operating income as a percentage of net revenue	12.8%	10.5%
Operating income as a percentage of net revenue (excluding restructuring)	12.8%	10.5%
Effective tax rate	35.2%	38.0%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Twelve Months Ended December 31,
	2007	2006	$ Change	% Change	2007 Margin *	2006 Margin *
Revenue:
Americas	$333,561	$265,421	$68,140	25.7%
Europe	207,504	163,605	43,899	26.8%
Asia Pacific	78,589	49,497	29,092	58.8%

Revenue before reimbursements (net revenue)	619,654	478,523	141,131	29.5%
Reimbursements	28,612	23,471	5,141	21.9%

Total revenue	$648,266	$501,994	$146,272	29.1%

Operating Income:
Americas	$67,480	$53,929	$13,551	25.1%	20.2%	20.3%
Europe	31,865	14,883	16,982	114.1%	15.4%	9.1%
Asia Pacific	15,946	13,278	2,668	20.1%	20.3%	26.8%

Total regions	115,291	82,090	33,201	40.4%	18.6%	17.2%
Corporate	(35,787)	(31,633)	(4,154)	-13.1%

Operating income before restructuring charges	79,504	50,457	29,047	57.6%	12.8%	10.5%
Restructuring charges	—	(408)	408

Operating income	$79,504	$50,049	$29,455

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2007	December 31, 2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$260,580	$147,440
Short-term investments	22,275	73,375
Accounts receivable, net of allowance for doubtful accounts	82,240	80,677
Other receivables	5,868	6,868
Prepaid expenses	15,026	9,753
Other current assets	1,419	1,284
Income taxes recoverable, net	—	621
Deferred income taxes, net	15,290	14,944

Total current assets	402,698	334,962

Non-current assets:
Property and equipment, net	18,730	18,648
Restricted cash	9,826	7,900
Assets designated for retirement and pension plans	26,067	23,635
Investments	7,832	3,470
Other non-current assets	6,296	6,220
Goodwill	84,217	75,961
Other intangible assets, net	15,363	17,884
Deferred income taxes, net	45,855	24,629

Total non-current assets	214,186	178,347

Total assets	$616,884	$513,309

Current liabilities:
Accounts payable	$8,699	$7,217
Accrued salaries and employee benefits	197,954	153,900
Other accrued liabilities	43,238	34,637
Current portion of accrued restructuring charges	2,813	3,328
Income taxes payable, net	995	—

Total current liabilities	253,699	199,082

Non-current liabilities:
Retirement and pension plans	28,831	26,587
Non-current portion of accrued restructuring charges	6,735	9,386
Other non-current liabilities	17,819	14,549

Total non-current liabilities	53,385	50,522

Stockholders’ equity	309,800	263,705

Total liabilities and stockholders’ equity	$616,884	$513,309

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$9,236	$6,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,927	3,021
Deferred income taxes	(12,497)	(10,462)
Net realized and unrealized (gain) loss on equity and warrant portfolio	15	(76)
Stock-based compensation expense, net	5,018	6,529
Restructuring charges	—	2
Cash paid for restructuring charges	(791)	(1,910)
Other, net	(1,115)	—
Changes in assets and liabilities:
Trade and other receivables	32,713	15,465
Accounts payable	1,314	1,405
Accrued expenses	33,525	32,943
Income taxes recoverable, net	13,199	4,982
Other assets and liabilities, net	(2,090)	1,719

Net cash provided by operating activities	81,454	60,394

Cash flows from investing activities:
Increase in restricted cash	(649)	(7,900)
Acquisition	—	(36,018)
Capital expenditures	(1,937)	(1,968)
Proceeds from sales of equity securities	93	269
Payments to consultants related to sales of equity securities	(74)	(115)
Proceeds from sales of short-term investments	87,550	45,000
Purchases of short-term investments	(40,575)	(58,375)
Other, net	16	46

Net cash provided by (used in) investing activities	44,424	(59,061)

Cash flows from financing activities:
Proceeds from stock options exercised	128	6,114
Purchases of treasury stock	(13,336)	(2,266)
Excess tax benefits related to stock-based compensation	(198)	1,881
Cash dividends paid	(2,295)	—
Other	(60)	(262)

Net cash provided by (used in) financing activities	(15,761)	5,467

Effect of foreign currency exchange rates on cash and cash equivalents	1,469	3,241

Net increase in cash and cash equivalents	111,586	10,041
Cash and cash equivalents:
Beginning of period	148,994	137,399

End of period	$260,580	$147,440

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$13,630	$2,266
Cash paid for treasury stock purchases	(13,336)	(2,266)

Accrued treasury stock purchases	$294	$—

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net income	$56,463	$34,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,279	10,382
Impairment of intangibles	1,029	—
Deferred income taxes	(21,990)	(9,612)
Net realized and unrealized (gain) loss on equity and warrant portfolio	116	(510)
Stock-based compensation expense, net	30,689	24,800
Restructuring charges	—	408
Cash paid for restructuring charges	(3,294)	(7,117)
Other, net	(1,115)	—
Changes in assets and liabilities:
Trade and other receivables	4,244	(14,467)
Accounts payable	(311)	556
Accrued expenses	37,045	58,185
Income taxes recoverable, net	2,143	2,589
Other assets and liabilities, net	(10,492)	310

Net cash provided by operating activities	105,806	99,767

Cash flows from investing activities:
Increase in restricted cash	(1,840)	(7,900)
Acquisition	(1,277)	(36,018)
Capital expenditures	(7,998)	(5,524)
Proceeds from sales of equity securities	444	1,198
Payments to consultants related to sales of equity securities	(219)	(740)
Proceeds from sales of short-term investments	207,075	117,500
Purchases of short-term investments	(155,975)	(190,875)
Other, net	16	110

Net cash provided by (used in) investing activities	40,226	(122,249)

Cash flows from financing activities:
Proceeds from stock options exercised	19,353	10,137
Purchases of treasury stock	(67,752)	(51,726)
Excess tax benefits related to stock-based compensation	7,977	4,170
Cash dividends paid	(2,295)	—
Other	(37)	(15)

Net cash used in financing activities	(42,754)	(37,434)

Effect of foreign currency exchange rates on cash and cash equivalents	9,862	3,667

Net increase (decrease) in cash and cash equivalents	113,140	(56,249)
Cash and cash equivalents:
Beginning of period	147,440	203,689

End of period	$260,580	$147,440

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$69,357	$51,726
Cash paid for treasury stock purchases	(67,752)	(51,726)

Accrued treasury stock purchases	$1,605	$—